EXHIBIT 10.46

EXECUTION VERSION

THIRD AMENDMENT TO LICENSE AND SUPPLY AGREEMENT

This Third Amendment (the “Third Amendment”) is made and entered into as of the ___th day of January, 2024 (the “Third Amendment Effective Date”) by and between Sintetica S.A., a Swiss corporation having its principal place of business at Via Penate 5, 6850 Mendrisio, Switzerland, (“Sintetica”), and HARROW, INC. (Formerly known as HARROW HEALTH, INC.), a corporation organized and existing under the laws of Delaware, HARROW EYE, LLC, a limited liability company organized and existing under the laws of Delaware, and HARROW IP, LLC, a limited liability company organized and existing under the laws of Delaware, each having its principal place of business at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 USA (collectively “Harrow”). Sintetica and Harrow are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS Sintetica and Harrow previously entered into a License and Supply Agreement with a Signing Date of July 25, 2021, as amended on November 15, 2022, and on August 4th, 2023 (the “Agreement”);

WHEREAS Harrow Health, Inc. has changed its name to Harrow, Inc.;

WHEREAS the Parties wish for Harrow, Inc., Harrow Eye, LLC and Harrow IP, LLC to be parties to this Agreement;

WHEREAS Harrow and Sintetica wish to modify certain pricing terms for the Product;

WHEREAS Harrow anticipates that registration and approval of a Canadian NDS is likely to take place during calendar year 2024, requiring modification of certain other terms of the Agreement in relation to the registration, purchasing and supply of Product for that country;

WHEREAS Harrow anticipates that sales of Product in Canada will be conducted by a sublicensee in Canada, with the registration filing made in such sublicensee’s name; and

WHEREAS, as a consequence Sintetica and Harrow desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the specific intent to be bound hereby, the parties hereby agree as follows:

1.	All capitalized terms used in this Third Amendment but not defined shall have the meanings ascribed to them under the terms of the Agreement.

2.	The following entities are included as parts of the Party “Harrow” to this Agreement: HARROW, INC., a corporation organized and existing under the laws of Delaware, HARROW EYE, LLC, a limited liability company organized and existing under the laws of Delaware, and HARROW IP, LLC, a limited liability company organized and existing under the laws of Delaware, each having its principal place of business at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 USA. These three entities shall be jointly and severally liable for Harrow performance and obligations under the Agreement. Where any performance by Sintetica is required to or for any specific, single Harrow entity, and unless a single entity has been specified by Harrow, Sintetica shall be deemed to have fully and correctly fulfilled its obligation(s) under the Agreement by performance to or for any of the Harrow entities at Sintetica’s sole discretion.

3.	Replace Section 1.93 in its entirety with the following:

1.93 “Selling Price” shall be the invoice price at which Harrow (for Product to be marketed in the United States) or its sublicensee (for Product to be marketed in Canada), sells the Product to any Third Party.

4.	Replace Sections 4.1, 4.2, and 4.3 in their entirety with the following:

4.1 NDA Preparation. Sintetica will be responsible for the activities required for the preparation and compilation of the NDA for the Product for submission to the FDA and Health Canada, respectively, at its own expense. As time is of the essence for submission of the NDA in the USA, and in Canada subsequently thereafter, subject to Section 3.2, Sintetica shall promptly complete the compilation and submission under Section 4.2 below for the US submission and Harrow shall provide oversight and collaborate in a timely manner for said submission. For Canada, Sintetica will provide the required dossier (whether it is called a New Drug Submission (NDS), an Abbreviated New Drug Submission (ANDS) or otherwise) to Harrow upon Harrow notice of its intention to proceed with such registration, and the submission to Health Canada will be managed by Harrow or its sublicensee. Except for dossier preparation by Sintetica, all other Regulatory Activities for the Canadian NDA shall be the responsibility of Harrow.

4.2 NDA Submission and Transfer of Ownership. For the USA Sintetica will transfer ownership of the NDA for the Product to Harrow upon its approval by the FDA , with Harrow owning registration rights to the NDA. Sintetica will be responsible for payment of the NDA filing fees (i.e., the PDUFA fee for FDA). For Canada, Harrow or its sublicensee will be owner of registration rights to the NDA, and Harrow shall be responsible for payment of any comparable and necessary filing fees for the NDA submitted to Health Canada (whether it is called a New Drug Submission (NDS), an Abbreviated New Drug Submission (ANDS) or otherwise) and including fees for establishment licensing.

4.3 NDA Review and Approval Process.

USA: Sintetica, or Sintetica’s designee, shall oversee and manage the NDA approval process at FDA and shall be responsible for managing all communications with FDA during the NDA approval process. Notwithstanding the above, Sintetica, or its NDA agent designee, shall actively and reasonably keep Harrow informed of any regulatory filings and communications from FDA that would put the NDA at risk or otherwise delay approval of the NDA, and shall consult with Harrow prior to submission of any responses to such communications, who shall provide feedback to Sintetica in a timely manner to avoid any delay in the Regulatory Authority review process. Should any additional fees in addition to those in Section 4.2 be assessed as part of the NDA review and approval process, Sintetica will inform Harrow and shall be responsible for payment of all such fees, with Harrow promptly reimbursing Sintetica for all mutually agreed upon amounts relative thereto. After transfer of Regulatory Approval of the NDA for the USA, Harrow shall be responsible for all communications with FDA and for all fees and costs relative to the NDA and its maintenance, including but not limited to yearly PDUFA Program fee costs, and relative to any post-approval changes (including but not limited to cost and fees regarding Annual Reports, CBE-0, CBE-30, PAS, and addition of foreign sites) submitted to the FDA.

Canada: Harrow, or Harrow’s designee, shall oversee and manage the approval process at Health Canada and shall be responsible for managing all communications with Health Canada during the approval process. Notwithstanding the above, Sintetica, shall actively and reasonably support Harrow in providing any required information and of any communications from Health Canada that would put the filing at risk or otherwise delay approval, and shall consult with Harrow prior to submission of any responses to such communications, who shall provide feedback to Sintetica in a timely manner to avoid any delay in Health Canada review process. Harrow shall promptly provide to Sintetica any information or any communications from Health Canada which might relate to, involve or require possible changes to Sintetica’s Canadian Product registration dossier. Should any additional fees in addition to those in Section 4.2 be assessed as part of the review and approval process, Harrow or its sublicensee shall be responsible for payment of all such fees. Harrow shall be responsible for all communications with Health Canada and for all fees and costs relative to maintenance of the approval, including but not limited to annual fees to Health Canada.

5.	Replace Section 6.6 (f) in its entirety with the following:

(f) The minimum quantity per order (“MOQ”) shall be one batch of Product, as described in Section 6.14. MOQ may be changed at any time in writing under mutually agreeable terms. Harrow can combine purchase orders for USA and Canada provided no separate production or filling is required as per approvals received from FDA and Health Canada. All orders shall be of minimum one batch or multiples of batches of Product.

6.	Replace Section 6.13(a) in its entirety with the following:

(a) The supply price of the Product (“Transfer Price”) shall, starting from the purchase order of Product for first supply in 2024 be equal to one US dollar sixty-five cents (US$1.65) per unit of Product with delivery as described in Section 6.8(a). For clarification, where this Agreement refers to a “unit of Product”, it shall mean, a single dose of Product unless specified otherwise, with the understanding that each such single dose will then be (pouched and) packaged as part of a multidose box (stock-keeping unit) containing 10 or more ampoules in each such box.

7.	Replace Section 6.13(d) in its entirety with the following:

(d) Notwithstanding any of the foregoing, starting from the Third Amendment Effective Date, for purposes of determining Royalties for USA due under this Agreement, the sum of the Applicable Transfer Price of Product and the Royalty for USA under Section 7.4(a) shall not exceed US$4.65 per unit of Product.

Solely for purposes of such calculations, no matter what the actual Transfer Price is, the “Applicable Transfer Price” shall be deemed to be the then current Transfer Price, but in any event no greater than US$1.65 per unit of Product.

8.	Replace Section 7.4 in its entirety with the following:

7.4(a) Royalty for United States Sales. For sales of Product in the United States, sixty (60) days after the end of each calendar quarter, Harrow shall pay to Sintetica an amount equal to US$3.00 per unit of Product for each unit of Product sold in the United States for the immediately preceding quarter. Notwithstanding the above, in the event that Harrow’s Gross Margin for Product sales in the United States falls below 80%, the amount of the Royalty payable to Sintetica can be reduced to enable Harrow to achieve a Gross Margin of 80%, but under no circumstances shall the Royalty ever be less than US$2.00 per unit of Product. The following non-limiting examples demonstrate the royalty adjustment mechanism:

a.	If Harrow’s Selling Price is US$30 per unit, the Gross Margin calculated is ((30-3-1.65)/30) * 100% = 84.5%, and no adjustment to the Royalty is to be made as it would remain US$3.00 per unit;

b.	If Harrow’s Selling Price is US$20/unit, the Gross Margin calculated is ((20-3-1.65)/20) * 100% = 76.75%. To achieve a Gross Margin of 80%, the Royalty is reduced to US$2.35 per unit ((20-2.35-1.65)/20) *100%=80%.

c.	If Harrow’s Selling Price is US$15/unit, the Gross Margin calculated is ((15-3-1.65)/15) * 100% = 71.67%. To achieve a Gross Margin of 80%, the Royalty would need to be is reduced to US$1.35 per unit ((15-1.35-1.65)/15) *100%=80%. However, since $1.35 is less than US$2.00, the Royalty would only be reduced to US$2.00 per unit.

7.4(b) Royalty for Canada Sales. Harrow anticipates that all Product sales in Canada will be made through one or more sublicensees. For such sales made by the sublicensee in Canada, Harrow agrees to remit to Sintetica fifty percent (50%) of the royalty amounts which would be due to it from the Canadian sublicensee(s) in that calendar quarter.

Harrow shall pay Sintetica, within sixty (60) days of the end of each calendar quarter in which such sales have been made by its sublicensee(s) in Canada.

Should Harrow ever market Product itself directly in Canada during the Term of this Agreement, it shall provide sufficiently timely notice to Sintetica when Harrow knows of such an even so as to allow the calculation of the Royalty due for such Canadian sales of Product and, if appropriate, both Parties will discuss in good faith any required changes in the Transfer Price and Royalty for Canada.

9.	In Schedule 1.97, shall add the following: U.S. Patent Publication No. US20230110216 and Canadian Patent Application 3,174,913.

10.	In all other respects, the terms and conditions of the Agreement will remain in full force and effect as written; provided, however, that the terms and conditions of this Third Amendment will control over the terms and conditions of the Agreement to the extent there are any inconsistencies between this Third Amendment and the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the Third Amendment Effective Date.

Sintetica S.A.

By:	/s/ Sameer Agarwal	By:	/s/ Luca Casella

Name:	Sameer Agarwal	Name:	Luca Casella

Title:	Board Member & CCO	Title:	Corporate CFO

HARROW, INC		HARROW EYE, LLC

By:	/s/ Andrew Boll	By:	/s/ Andrew Boll

Name:	Andrew Boll	Name:	Andrew Boll

Title:	CFO	Title:	VP

Harrow IP LLC

By:	/s/ Andrew Boll

Name:	Andrew Boll

Title:	CFO

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